Exhibit 23.1

CONSENT OF PRICEWATERHOUSECOOPERS LLP, INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements of Gilead Sciences, Inc. on Form S-8 (File Nos. 33-46058, 33-62060, 33-81670, 333-08085, 333-08083, 333-47520, 333-58893, 333-64628, 333-84713, 333-84719, 333-102911 and 333-102912) and the Registration Statements of Gilead Sciences, Inc. on Form S-3 (File Nos. 333-54350 and 333-87167), of our report dated February 7, 2003, relating to the consolidated financial statements of Triangle Pharmaceuticals, Inc. as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002, and the period from inception (July 12, 1995) through December 31, 2002, included in this Current Report or Form 8-K/A dated May 8, 2003.

/s/ PricewaterhouseCoopers LLP

Raleigh, North Carolina

May 5, 2003